Exhibit 99.1(a)
Q4 2021 Earnings Prepared Comments
Brandon Ayache, Celanese Corporation, Vice President, Investor Relations
This is the Celanese Corporation fourth quarter 2021 earnings prepared comments. The Celanese Corporation fourth quarter 2021 earnings release was distributed via Business Wire this afternoon and posted on our investor relations website, investors.celanese.com. As a reminder, some of the matters discussed below may include forward-looking statements concerning, for example, our future objectives and plans. Please note the cautionary language contained at the end of these comments. Also, some of the matters discussed include references to non-GAAP financial measures. Explanations of these measures and reconciliations to the comparable GAAP measures are included on our investor relations website under Financial Information/Non-GAAP Financial Measures. The earnings release and non-GAAP information and the reconciliations are being furnished to the SEC in a Current Report on Form 8-K. These prepared comments are also being furnished to the SEC in a separate Current Report on Form 8-K.
On the earnings conference call tomorrow morning, management will be available to answer questions.
Lori Ryerkerk, Celanese Corporation, Chairman of the Board and Chief Executive Officer
Today, I am pleased to report record 2021 adjusted earnings of $18.12 per share and record free cash flow of $1.3 billion. To surpass the previous record adjusted earnings per share by 65 percent is a remarkable achievement in any year. For our teams to deliver this performance in what was one of the most volatile business environments I have seen, is a testament to their agility and commitment to drive value for Celanese shareholders.

Despite the rise of an unprecedented global pandemic in 2020, it was 2021 that more severely challenged our ability to manufacture and meet demand for our products. Beyond a series of COVID-19 variants across 2021, our teams faced:
•a weeklong winter storm that temporarily shut down our Texas production network and hampered the broader U.S. gulf coast infrastructure for several months;
•a sudden production curtailment in China imposed by local government, that resulted in approximately 25 kt of lost production at our second largest production facility in the world;
•severe global sourcing disruptions that caused shortages of dozens of key raw materials including polymers, glass fiber, and additives and resulted in approximately 250 kt of lost production across our businesses;
•widespread global logistics constraints that continue to hinder the movement of key raw materials and finished goods by ship, rail, and truck; and
•a sharp spike in energy prices that resulted in an incremental annual cost of approximately $190 million with approximately 40 percent of the inflation in the fourth quarter.
Despite these hurdles, we sold 10 percent more volume in 2021 over the prior year as a result of decisions we made in 2020 to prepare our production network for demand recovery as well as the agility of our procurement, planning, and manufacturing teams. Our total volumes in 2021 were also greater than pre-COVID volumes in 2019.
The challenges of 2021 extended to our commercial teams with a broad inflationary backdrop that threatened to severely impact the profitability of all three of our business units. Across the full year, we faced a total inflation headwind of approximately $1.1 billion in raw materials, energy, and logistics versus 2020. This was fundamentally driven by underlying inflation in industry feedstocks including oil, natural gas, and coal as well as significantly rising demand coming out of 2020. Reoccurring disruptions to industry supply due to natural disasters, unplanned outages, and supply chain bottlenecks further exacerbated the issue.
In this environment, our teams raised 2021 pricing across the Company by 39 percent to deliver record 2021 net sales of $8.5 billion, $2.9 billion higher than the prior year. Our ability to more than offset this inflationary headwind across the company is a reflection of the strength of our commercial organization as well as the complementary nature of Celanese's business portfolio. Consistent with past inflationary environments, our upstream products, namely acetic acid and VAM, performed exceptionally well. In our downstream products, including emulsions, redispersible powders (RDP), and engineered materials, where value-pricing is more prevalent, pricing historically mirrors inflation with a quarter or two lag on average. In 2021, we significantly accelerated the pricing expansion in our downstream portfolio. We can look to Engineered Materials (EM) as an example, where we saw 2021 raw material, energy, and logistics costs rise by approximately $300 million over 2020. Our teams were able to lift pricing by 12 percent across the full year to offset the vast majority of the inflation within the same year. At current cost levels, we expect to close the remaining price-cost inflation gap at some point during the first quarter. As the anticipated pace of inflation slows and costs start to moderate in 2022, we expect the portfolio nature of Celanese to reflect margin enhancement in our downstream products that will help to offset expected normalization in upstream acetic acid and VAM margins.
Turning to current business performance and recent trends, I am pleased to report fourth quarter adjusted earnings of $4.91 per share, a fourth quarter record and 2 percent off of our all-time quarterly record in the second quarter of 2021. I am also pleased to share fourth quarter free cash flow of $415 million, also a fourth quarter record.
The Acetyl Chain (AC) generated fourth quarter adjusted EBIT of $536 million, the highest in our history for the fourth consecutive quarter in a row, at a margin of 36 percent. Our team delivered record earnings despite approximately $60 million in sequential cost inflation and significant price moderation in Chinese acetic acid and VAM over the course of the fourth quarter. Acetic acid and VAM pricing peaked in the quarter at approximately $1,300 and $2,500 per ton, respectively. Across the quarter, acetic acid and VAM moderated and finished the year at approximately $750 and $2,100 per ton, respectively. As a result of moderation in China, particularly in December, AC shifted sales to the West where pricing held firmer. In December, AC sold the highest percentage of its volume in the West of any month in the year. This was as much as a 10 percent regional mix swing versus earlier months in the year when China pricing was particularly attractive. Actions like these meaningfully contributed to 10 percent sequentially higher pricing in AC this quarter.
I commend our team for limiting the sequential fourth quarter volume decline to 10 percent despite several significant external challenges. As highlighted in our third quarter earnings, we lost approximately 25 kt of production at our Nanjing facility as a result of the energy consumption curtailment imposed by the Jiangsu provincial government in September. A significant portion of that lost production was to be sold in the fourth quarter. Additionally, AC faced approximately 80 kt of production loss due to external supply chain challenges in the quarter including a significant unplanned outage of a key raw material supplier for acetic acid. In response to these dynamics, the team identified opportunities to operate other facilities in our global network at higher rates as well as source significant quantities of third-party acetyls in order to support our customers.
As acetic acid and VAM continue to moderate, let me highlight the success in our downstream emulsions and RDP product lines. In 2021, both emulsions and RDP delivered record net sales driven by strong pricing and volume. Our RDP product line delivered a new record in sales volume, approximately 25 percent higher than the historical average of the business prior to our acquisition in 2020. The RDP product line also increased fourth quarter pricing year over year by approximately 20 percent. Pricing for these downstream acetyls products typically lags acetic acid and VAM by a quarter or two. As we move into 2022, we expect these product lines to comprise a more significant portion of our AC earnings as we retain higher downstream pricing as acetic acid and VAM continue to moderate.

As we look to the first quarter we expect AC will deliver adjusted EBIT of $425 to $450 million reflective of ongoing moderation in the acetyls industry pricing that we anticipate will continue through the first half of 2022. Despite two planned turnarounds in the first quarter, including our Clear Lake methanol facility and a major turnaround at our Clear Lake acetic acid facility near quarter end, we still anticipate sequentially higher volumes which will help offset pricing moderation. We have already taken steps to build inventory and flex our global production network leading up to those turnarounds. We are currently not expecting any significant impacts in Nanjing from energy curtailments or the upcoming Beijing Olympics. Additionally, we anticipate strong first quarter demand despite Chinese New Year as inventories remain below historic levels across the value chain. Strong first quarter adjusted EBIT performance in AC is consistent with our prior full year 2022 adjusted EBIT guidance of $1.2 to $1.4 billion.
Engineered Materials delivered adjusted EBIT of $113 million in the fourth quarter. Record quarterly net sales of $707 million reflected a sequential price increase of 5 percent, the fourth consecutive quarter of pricing expansion. Commercial initiatives across 2021 have culminated in a 20 percent increase in fourth quarter pricing versus the same quarter last year. The EM team has done a phenomenal job of preserving earnings amid extreme inflation conditions. The inflationary headwinds were most severe in the fourth quarter, with sequential and year over year inflation of approximately $60 million and $150 million, respectively. While it has historically taken EM a few quarters to raise pricing to offset inflation, our teams have largely kept pace with inflation in real-time throughout 2021 with the exception of recent natural gas inflation where our surcharges are trailing slightly. EM fourth quarter adjusted EBIT was approximately $25 million lower than anticipated at the start of the quarter, due to energy cost and supply chain constraints.
In October, we forecasted higher fourth quarter energy costs. However, energy costs ultimately extended $15 million higher than anticipated to drive approximately $35 million in sequentially higher cost. The vast majority of the additional $35 million in sequential energy cost was tied to the rapid escalation in

European natural gas prices. As shown in the chart below, EM's energy spend at its Frankfurt facility, which comprised over three quarters of total EM European energy cost in the fourth quarter, was 400 percent higher than historic levels.
Figure 1: Engineered Materials Frankfurt Energy Cost Normalized to 2019

400%
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Typical Range of -20% to 30%
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Figure 1 Note: EM Frankfurt energy cost normalized to the average quarterly cost for 2019, vertical scale used is linear
I am pleased to share that our EM team was successful in generating $20 million of incremental pricing in the fourth quarter from the announced natural gas surcharge to fully offset the third quarter incremental energy cost. The team is taking additional energy surcharge actions, that we expect will allow us to reach the point, within the first quarter, of fully reflecting energy cost inflation in our pricing. At this stage, we anticipate our first quarter EM energy costs will be roughly in line with the fourth quarter and then subside as we come out of winter.

Supply chain constraints remained deeper than anticipated across the fourth quarter impacting both our base business and affiliates. We estimate an approximately $10 million impact to adjusted EBIT due to supply constraints which drove 4 kt of lost EM production and a $9 million sequential decline in affiliate earnings.
Underlying demand across most EM end markets remains strong relative to pre-COVID conditions with the primary exception of automotive. While build rates rebounded sequentially in the fourth quarter in most parts of the world on modestly improved chip availability, global auto builds still remain well below pre-COVID levels. We saw meaningful sequential declines in order patterns in the West in the fourth quarter as auto tiers destocked in response to OEM build rates that did not recover to near the degree anticipated. The impact of this was partially offset by record EM auto volumes in Asia in the quarter, which grew 3 percent sequentially. Expansion in EM content per vehicle as well as growth in EV vehicles continue to support our auto business despite weak OEM build rates. To further support our EV growth in 2022, I am pleased to share that we recently completed our 15 kt expansion of GUR production at Bishop, Texas which has immediately sold out. We will maintain these gains in auto as build rates recover across 2022 due to anticipated chip availability.
As we look to this year, we are excited by the immediate contribution of the recently closed Santoprene acquisition. We have been very pleased with the industry-leading quality of the Santoprene team, production facilities, and product portfolio. As anticipated, the Santoprene business has faced many familiar challenges, including reduced auto build rates and significant cost inflation, which we expect will continue in the first half of 2022. Our combined teams are already initiating commercial actions to address cost inflation and are working phase-one components of our synergy plan. In the first quarter, we anticipate Santoprene will contribute greater than $15 million in adjusted EBIT, inclusive of early estimates of deal amortization and incremental depreciation of approximately $25 million per year.

Inclusive of contributions from Santoprene, we expect EM first quarter adjusted EBIT of approximately $160 to $165 million, a sequential increase of approximately $50 million. As we look to the remainder of 2022, we anticipate that continued growth in EM content per vehicle in auto, Santoprene synergies, and improvement in global supply chain conditions will support quarterly adjusted EBIT expansion across the year and 2022 adjusted EBIT consistent with our prior guidance of $700 to $800 million.
Acetate Tow (AT) delivered fourth quarter adjusted EBIT of $38 million, a decline of $8 million from the prior quarter due to $8 million in sequential natural gas cost inflation as well as acetyls and logistics cost inflation. AT faced significant inflation across 2021 with combined raw material, energy, and logistics cost increases of approximately $60 million versus 2020. I am pleased to share that across those customer contracts which expired at the end of 2021, the team was able to largely reflect the 2021 cost environment in our revised pricing. Going into 2022, our teams are progressing to capture approximately $20 million of pricing uplift on a full year basis, which will help us increase first quarter 2022 adjusted EBIT to $40 to $45 million. Our team continues to consider a variety of options to address further anticipated inflationary pressure on our base business and affiliates that would support a 2022 quarterly adjusted EBIT run-rate in line with the higher end of our first quarter guidance.
I would like to also briefly comment on our Other Activities segment. In the first quarter, we expect our Other Activities net expenses to increase to $45 to $50 million, which will be a reflective run-rate for 2022. The 2022 year over year increase in total net expense in this segment is largely driven by a non-cash adjustment to the expected return on assets of our pension, which will have an unfavorable impact of approximately $45 million on a full-year basis.
To sum up our expectations for the first quarter, we anticipate sequential margin expansion in EM and AT will help to offset anticipated moderation in AC adjusted EBIT. At this stage, we see a slowing of cost inflation across many key raw materials. We are confident in the ability of our commercial teams to continue to flex our pricing and align with underlying cost conditions to deliver first quarter adjusted earnings per share of $4.30 to $4.60.
With a strong start to the year, we remain confident in our guidance of adjusted earnings per share of at least $15.00 in 2022, the second-highest in our history and over 36 percent higher than the next best performance. As we progress through the year, the complementary nature of the Celanese portfolio will again be evident as we expect a greater share of our earnings mix will shift to our downstream businesses led by EM.
I again thank our teams for demonstrating the power of our business models to generate leading value in both contractory and inflationary backdrops, the extremes of which we have seen over the last two years. In all environments, we will continue to exercise our unique agility to navigate real-time challenges while preparing at the same time to generate incremental value in the future.

Scott Richardson, Celanese Corporation, Chief Financial Officer
Let me focus my comments on the growing cash generation capabilities of Celanese and how we continue to deploy that cash to drive future earnings growth.
In the fourth quarter, we generated $415 million in free cash flow, to take our full year 2021 free cash flow to a record $1.3 billion. The growing cash generation capabilities of the corporation are reflected in this performance, which notably excluded a multi-hundred million cash inflow that we had previously anticipated could come from working capital moderation.
I commend our teams who, in 2021, deployed $2.6 billion in cash to drive earnings per share growth in 2022 and beyond. This included $467 million in capital expenditures, $1.1 billion in M&A, and

$1.0 billion in share repurchases. At no time in our history have we been more active in executing on our strategic capital allocation priorities.
Looking to 2022, we anticipate record full year free cash flow of approximately $1.4 billion. This estimate is based on assumed moderation in AC pricing by the middle of 2022 and capital expenditures of approximately $600 million. Higher year over year capital expenditures reflect approximately $50 million in anticipated 2021 capital that will spill into 2022 as well as accelerated project timelines for a few key projects to meet an elevated demand outlook.
We will continue to opportunistically deploy cash in 2022 to deliver shareholder value with an unwavering focus on maximizing returns. Following our organic investment plan and dividend, we intend to utilize the entirety of our remaining free cash flow to M&A and share repurchases. Beyond our cash generation, we maintain significant and growing balance sheet capacity that will allow us to consider a wide range of M&A opportunities in 2022 within our desired investment grade rating. We reiterate our commitment to evaluate all M&A opportunities based on strategic fit, an objective synergy case, risk assessment, and subsequent return profile.
Finally, the effective U.S. GAAP tax rate was 15 percent for 2021 compared to 11 percent for 2020. The lower effective tax rate for 2020 was due to non-recurring tax benefits related to certain divestiture and reorganization transactions. The full year adjusted tax rate was 15 percent for 2021 versus 12 percent in the prior year due to increased earnings in high tax jurisdictions. For 2022, we expect a likely effective tax rate for adjusted earnings of 15 percent.
We are confident in our ability to deliver on our earnings and cash generation objectives in 2022 and, more importantly, to allocate that cash with discipline.
This concludes our prepared remarks. We look forward to discussing our fourth quarter results and addressing your questions.

Forward-Looking Statements
These prepared comments may contain "forward-looking statements," which include information concerning the Company's plans, objectives, goals, strategies, future revenues, performance, capital expenditures, financing needs, and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in these comments. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; volatility or changes in the price and availability of raw materials, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, wood pulp and fuel oil and the prices for electricity and other energy sources; the length and depth of product and industry business cycles, particularly in the automotive, electrical, mobility, textiles, medical, electronics and construction industries; the extent to which the COVID-19 pandemic continues to adversely impact the economic environment, market demand and our operations, as well as the pace of any economic recovery; the ability to pass increases in raw material prices on to customers or otherwise improve margins through price increases; the ability to maintain plant utilization rates and to implement planned capacity additions and expansions as well as facility turnarounds; the ability to reduce or maintain their current levels of production costs and to improve productivity by implementing technological improvements to existing plants; the ability to identify desirable potential acquisition targets and to complete acquisition or investment transactions consistent with the Company's strategy; the ability to identify and execute on other attractive investment opportunities towards which to deploy capital; increased price competition and the introduction of competing products by other companies; market acceptance of our products and technology; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, transportation or logistics disruptions, cyber security incidents, terrorism or political unrest, public health crises (including, but not limited to, the COVID-19 pandemic); other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the occurrence of acts of war or terrorist incidents or as a result of weather or natural disasters or other crises including public health crises; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the Company; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; potential liability for remedial actions and increased costs under existing or future environmental, health and safety regulations, including those relating to climate change; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry; tax rates and changes thereto; our ability to obtain regulatory approval for, and satisfy closing conditions to, any transactions described herein; and various other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission.

The extent to which COVID-19 will adversely impact our business, financial condition and results of operations will depend on numerous evolving factors, which are highly uncertain, rapidly changing and cannot be predicted, including: the extent of any resurgence in infections and the spread of the disease or variants thereof, and the effectiveness of vaccines or other medical treatments; additional governmental, business and individual actions to contain the spread of the outbreak, including social distancing, work-at-home, stay-at-home and shelter-in-place orders and shutdowns, travel restrictions and quarantines; the extent to which these conditions depress economic activity generally and demand for our products specifically and affect the financial markets; the effect of the outbreak on our customers, suppliers, supply chain and other business partners; our ability during the outbreak to provide our products and services, including the health and well-being of our employees; business disruptions caused by actual or potential plant, workplace and office closures or transportation and shipping disruptions; the risk that we could be exposed to liability, negative publicity or reputational harm related to any incidents of actual or perceived transmission of COVID-19 among employees at our facilities; the ability of our customers to pay for our products and services during and following the outbreak; the impact of the outbreak on the financial markets and economic activity generally; our ability to access usual sources of liquidity on reasonable terms; and our ability to comply with the financial covenant in our Credit Agreement if a material and prolonged economic downturn results in increased indebtedness or substantially lower EBITDA.

Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.

Non-GAAP Financial Measures
These prepared comments, and statements made in connection with these prepared comments, refer to non-GAAP financial measures. For more information on the non-GAAP financial measures used by the Company, including the most directly comparable GAAP financial measure for each non-GAAP financial measure used, including definitions and reconciliations of the differences between such non-GAAP financial measures and the comparable GAAP financial measures, please refer to the Non-US GAAP Financial Measures and Supplemental Information document available on our website, investors.celanese.com, under Financial Information/Financial Document Library.
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